Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is dated as of the 10th day of August, 2006, by and between BRANDED MEDIA CORPORATION (the “Company”) and Gary D. Kucher (the “Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be bound legally by the Employment Agreement as follows:

1.	Employment.

(a) The Company agrees to employ Executive as Chief Executive Officer (“CEO”) for the period commencing on August 10, 2006, through December 31, 2009 (the “Primary Term”), unless Executive’s employment under this Agreement is terminated or extended pursuant to Paragraphs 10, 11 or 12 of this Agreement.

(b) Duties. During the Term, Executive shall serve as the Chief Executive Officer of the Corporation and shall report to the Chairman of the Board of Directors of the Corporation. If requested by the Chairman of the Board of Directors of the Corporation, Executive shall also serve, without additional compensation, as an officer or director of any subsidiary, affiliate or joint venture of the Corporation. Executive shall perform such duties and services as are incidental to the positions he holds or as he may, from time to time, be requested to hold by the Chairman of the Board of Directors of the Corporation. The Executive will devote his time, attention, skill, and energy to the business of the Corporation, and will use his best efforts to promote the success of the Corporation’s business, and will cooperate fully in the advancement of the best interests of the Corporation. Nothing in this Agreement, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement.

(c) Executive’s Primary Office. Executive’s primary office location shall be in New York, NY, or any of the Company’s other offices. Executive shall also be authorized to work from a Company-supported office at Executive’s California or other residence.

2.	Compensation.

(a) Base Salary. Executive shall be paid a base salary during Executive’s employment under this Agreement, on the same payroll cycle as senior executives and officers of the Company, as follows:

(i)	from August 2006 through December 31,2006, at an monthly rate of Fifteen Thousand Dollars ($15,000); and

(ii)	from and after January 1, 2007, at an annual rate of Three Hundred Fifty Thousand Dollars ($350,000), subject to annual increases consistent with Company policy applicable to other senior executives and officers and approval by the Board of Directors. Said increases shall not be less than the Consumer Price Index (CPI) applied to the base and subsequent annual rates. As part of Executive’s compensation, Executive shall be eligible for annual bonus compensation (“bonus”) of twenty-five percent (25%) of Executive’s then existing base salary, for the first year of employment, and for each subsequent year of employment as more fully described in Paragraph 2(b). Finally, Executive shall be granted stock and stock options as more fully described in Paragraph 3.

(b) Bonus Compensation Criteria. In addition to the Base Salary provided for above, Company shall pay to Executive as a bonus twenty-five percent (25%) of Executive’s annual Base Salary if during any year that executive is employed, any of the following occurs:

i.	The Company posts annual gross revenues on a consolidated basis of at least $5,000,000;

ii.	The Company’s EBITA, including cash extraordinary items but before officer’s bonuses, on a consolidated basis for any year is at least $1,000,000; or

iii.	The completion of annual funding, including equity and debt, of at least $5,000,000.

Executive shall be eligible for the bonus for each year he is employed under this Agreement, including extensions, or renewals beyond the Primary Term. The bonus calculation shall be made no later than December 31, 2006, and each December 31 for each subsequent year. The bonus payments shall be paid in a lump sum on January 5, 2007, and each January 5 thereafter, unless otherwise agreed to in writing by the parties. The criteria set forth in this paragraph will be used for determining bonus eligibility each year Executive is employed by the Company.

3.	Equity Participation.

(a) Stock Option Grant. Upon execution of this Agreement Executive shall receive Stock Options equal to five (5%) of the Company’s then outstanding shares, computed on a fully diluted basis (“Initial Stock Option Grant”).

(b) Additional Stock Options. The Company shall issue Stock Options to Executive on the anniversary of the execution of this Agreement in July 2007, 2008 and 2009 provided Executive continues to be employed by the Company at that time. On each of the referenced dates the Company shall grant to Executive an option to purchase shares equal to two and one-half percent (2 and  1/2%) of the Company on a fully diluted basis (“Subsequent Stock Option Grants”). Executive may exercise the options any time after the date of the grant, and no later than eight years after the date of the applicable grant. Any option not exercised within eight years from the date of the applicable grant shall automatically lapse.

(c) Stock Option Price. The price for stock options provided for in Paragraph 3 (b) shall be the following:

i.	Either twenty five cents ($0.25) per share or the closing bid price per share on the day prior to the execution of this Agreement for the Initial Stock Option Grant to be determined by the Executive.

ii.	The closing bid price per share on the anniversary of the day of execution of this agreement of each year for the Subsequent Stock Option Grants.

(The closing price of the Company’s common stock on the day prior to execution of this Agreement was: $0.15 )

(d) Cashless Exercise. The Terms and description of Stock Options issued to Executive under this Agreement shall contain additional provisions that allow for cashless exercise.

4.	Benefits.

Executive shall be eligible to participate in any benefit plan made generally available to senior executives and officers of the Company, which may be in effect at any time or from time to time during the Executive’s employment under this Agreement, subject to the amendment or termination of any such plan or benefit. Notwithstanding the preceding, the Company agrees to have in place on the 1st day of the month following the initial month of Executive’s employment, a hospitalization plan, medical and dental service plan and disability plan. The Company’s hospitalization plan and medical and dental service plan shall also provide hospitalization, dental and medical coverage for the Executive’s dependents, including his spouse and eligible dependents. Prior to such time as the Executive becomes eligible for coverage under the Company’s group health insurance plan, the Company shall make the payments necessary to permit the Executive to continue group health insurance coverage for the Executive and his eligible dependents under his existing coverage and to continue his current disability policy until coverage under the Company’s disability policy begins. Medical expenses not covered by insurance shall be paid by the Company.

Executive, at his option, may decline to participate in the Company’s medical, dental and disability plans. In lieu thereof, the Company will pay Executive $1,200.00 per month as a benefit reimbursement.

Executive shall be eligible to participate in the Company’s pension and profit sharing plan on the same basis as other senior executives and officers.

5.	Business Expense Reimbursement.

(a) Upon presentation of receipts by Executive, the Company shall, within five (5) business days, reimburse Executive for all reasonable travel, entertainment and other similar business expenses incurred by him in the performance of his duties hereunder. The Company will reimburse Executive for all reasonable expenses incurred by Executive in equipping, maintaining and operating a phone, fax, high speed internet access and computer for the equivalent of an at-home office in a location designated by Executive.

(b) For a one time non accountable expense reimbursement in the amount of $25,000 payable by the Company upon execution of this Agreement, Executive shall release the Company from the any obligation for non paid reimbursements due Executive incurred by him in the performance of his duties as a Director of the Company in 2006 up to and including the date of the execution of this Agreement.

6.	Company Credit Card.

The Company shall provide Executive with a Company credit card with a minimum credit limit of Ten Thousand Dollars ($10,000.00) for business related expenses.

7.	Automobile Allowance.

During the employment, the Company shall pay Executive $1,500.000 per month as an automobile allowance. In the alternative, and if acceptable to Executive, the Company shall furnish to Executive an automobile owned or leased by the Company. The terms and conditions of Executive’s use of such automobile and the extent to which the Company shall defray the costs of its operation shall be the same as those pertaining to automobiles presently being furnished other senior executives and officers of the Company.

8.	Travel Expenses.

The Company shall reimburse Executive for all travel expenses incurred in commuting from Executive’s residence to any Company or customer facility. Additionally, the Company shall provide Executive with housing accommodations during Executive’s travel to New York, NY. At Executive’s election, such accommodations shall consist of either an apartment or suitable hotel room in New York.

9.	Vacation.

Executive shall be entitled to reasonable vacations as may be consistent with the generally applicable vacation policies of the Company for senior executives and officers, but in no event less than four (4) weeks of paid vacation per year.

10.	Termination of Employment.

(a) By Company. Notwithstanding Section 1(a) of this Agreement, the Executive’s employment hereunder may be terminated by the Company, prior to the expiration of the Term of this Agreement, as follows:

i.	Automatically, upon the death of the Executive.

ii.	On the date on which the Company notifies the Executive of the termination of his employment for Cause. For purposes of this Agreement “Cause” shall mean:

(1)	Habitual neglect or insubordination (defined as a refusal to execute or carry out lawful and prudent directions from the Board) where Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and Executive has failed to cure such conduct, within thirty (30) days following notice;

(2)	Conviction of any felony; or

(3)	Participation in any fraud against the Company.

iii.	At the Company’s discretion without Cause.

(b) By Executive. Notwithstanding Section 1(a) of this Agreement, Executive may terminate the employment relationship prior to the expiration of the Term of this Agreement, as follows:

i.	By first giving the Company three (3) months’ advance notice of his intention to terminate his employment; or

ii.	In the event of a material breach of the Agreement or the employment relationship by the Company, Executive may terminate the Agreement without advance notice.

11.	Consequences of Termination.

(a) Following the termination of Executive’s employment pursuant to Paragraph 10(a) ii., above, the Company shall have no further obligation to the Executive, except the Company shall be obligated to the Executive for any benefits under the Bonus Compensation and/or Equity Participation for which the Executive is eligible pursuant to Paragraphs 2 and 3 above.

(b) In the event Executive’s employment is terminated due to his death, the Company shall pay to Executive’s legal representatives, wife or named beneficiaries (as Executive may designate from time to time in a notice to the Company) the Executive’s base salary for the remainder of the calendar year in which his death occurs but in no event less than six (6) months of the then-current base salary plus any benefits under the Bonus Compensation and/or Equity Participation for which the Executive is eligible pursuant to Paragraphs 2 and 3 above.

(c) If Executive is terminated without cause, the Company shall be obligated to pay Executive a lump sum severance amount equal to Executive’s base salary for twelve (12) months. In addition, upon termination of Executive’s employment without cause, there shall be an immediate grant of the following year’s options.

(d) If Executive gives notice of termination of this Agreement under Section 10(b)i. or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Company may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective. The Company shall be required to pay Executive all compensation and benefits due under this Agreement including bonuses and incentives through the date of termination.

(e) In the event of any material breach of this Agreement on the part of Company, Executive, at his sole option, may terminate his employment under this Agreement and, shall be entitled to receive as liquidated damages, twelve (12) months base salary payable within 15 days of serving notice of separation of employment.

The liquidated damages so received by Executive shall not be limited or reduced by amounts that Executive might otherwise earn or be able to earn during the period between termination of his employment under this Agreement and payment of those liquidated damages. The provisions of this Section 11(e) shall be in addition to any and all rights Executive may have in equity or at law to require Employer to comply with or to prevent the breach of this Agreement.

(f) In addition to the liquidated damages, Executive shall be eligible to receive benefits due to him under the Bonus Compensation and/or Equity Participation for which Executive is eligible pursuant to Paragraphs 2 (b) and 3 above.

(g) The Company shall also maintain its contributions on behalf of Executive to the medical, dental, disability and other insurance coverage’s for a maximum of eighteen (18) months.

(h) For any employment separation, voluntary or involuntary, the Company shall reimburse the Executive for all reasonable expenses Executive incurred in connection with his employment and supported by receipts submitted to the company within thirty (30) days of the date of separation.

12.	Expiration and Renewal.

Unless notice of termination is provided in accordance with Paragraphs 10(a)iii. or 10(b) i., this Agreement shall continue from year to year upon expiration of the Primary Term. Nothing shall preclude the parties from extending the Agreement for a longer period provided that it is acknowledged by written document signed by both parties.

13.	Assignment of Rights.

The Company may assign all of its rights and obligations under this Agreement to any person or entity acquiring the principal assets used and useful in the operation of the Company provided such entity is financially able to honor the obligations to the Executive under the terms of this Agreement, and the Company has secured the written consent of Executive.

This Agreement shall not be terminated by Company’s voluntary or involuntary dissolution or by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company’s assets. In the event of any such merger or transfer of assets, where the Executive has provided his written consent, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which assets shall be transferred. The Company shall require a purchaser, buyer or assignee to fully assume the Company’s obligations set forth herein prior to the purchase or assignment.

14.	Confidentiality.

(a) Confidentially. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any trade secrets or confidential information relating to the Company’s business operations, technology, designs, programs, products (including, without limitation, Company’s existing products and technology), marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its clients, customers, consultants, or licensees, learned or acquired by Executive solely during the period of Executive’s employment by the Company (collectively, “Confidential Information”), except as may be necessary in the ordinary course of performing Executive’s particular duties as an

Executive of the Company and further excepting any such information which is or becomes available to the public through no fault of Executive, or was previously known to Executive.

(b) Return of Confidential Material. Executive shall promptly deliver to the Company on termination of Executive’s employment with Company, whether or not for cause and whatever the reason, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies of such materials which Executive may then possess or have under Executive’s control. Upon termination of Executive’s employment by the Company, Executive shall not take any documents, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

(c) Notwithstanding the provisions of Paragraph 14(a) and (b), the Company recognizes that in corporate, business and financial matters such high degree or expertise and experience existed prior to Company employing Executive and was one of the primary reasons Company employed Executive. Further notwithstanding any provision of this Agreement, the Company recognizes and acknowledges the mere employment of Executive by one of Company’s competitors shall not be a violation of this paragraph.

15.	Representations and Warranties.

The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company, is the legal obligation of the Company and is enforceable as to the Company in accordance with its terms.

16.	Governing Law.

This Agreement has been executed by the Executive in the State of New York and shall be construed in accordance with and shall be governed by, the laws of the State of New York without giving effect to rules governing conflicts of law.

17.	Entire Agreement.

This Employment Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereto except as otherwise referred to herein, and supersedes any prior employment agreement between the parties, whether written or oral. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing, signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought. To the extent any employee handbook or similar policies of the Company are inconsistent with the Agreement, this Agreement shall control and govern.

18.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts together shall constitute a single instrument.

19.	Provisions Schedule.

To the extent any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby but shall remain in full force and effect.

20.	Headings.

The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

21.	Notices.

Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt (as shown on the return receipt) if mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by Federal Express or similar courier service, with all charges prepaid, in each case addressed to the following persons at the following addresses, or to such other person or other addressed to the following persons at the following addresses, or to such other person or other addresses as either party may designate by notice in writing to the other party to this Agreement.

(a)	To the Executive:	GARY D. KUCHER
PO Box 16960
Beverly Hills, CA. 90209

(b)	To the Company:	BRANDED MEDIA CORPORATION
425 Madison Avenue - PH
New York, NY 10017

22.	Hold Harmless and Indemnity.

The Company shall hold harmless and indemnify Executive against any and all expenses (including attorney’s fees), costs, judgments, fines, penalties, settlements and other amounts incurred by, or assessed against, Executive in connection with the acts or omissions of Executive wherein Executive acted in the course and scope of his employment with Company, in good faith and in a manner he reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. No determination in any proceeding against Executive by judgment, order, settlement (with or without court approval) or conviction or upon a plea of nolo contendere (no contest) or its equivalent, shall create a presumption that Executive did not act in good faith, in the course and scope of his employment and in a manner which he reasonably believed to be in the best interests of the Company, or, with respect to any criminal action or proceeding, that Executive has reasonable cause to believe that his conduct was unlawful. This hold harmless and indemnity shall be in addition to any and all rights offered to Executive by statute or other law.

23.	Indemnity Insurance.

The Company shall, as further consideration for this Agreement, obtain and maintain directors and officer’s liability coverage naming Executive as an insured for acts and events occurring during the term of this Agreement. The director’s and officer’s insurance coverage shall be no less than $3,000,000.00 per claim and $5,000,000.00 annual aggregate, or in an amount otherwise agreed to in writing by the Executive and Company.

24.	Agreement to Arbitrate.

Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Employment Arbitration rules of the American Arbitration Association, or any arbitral forum mutually agreed to in writing by the parties. The arbitrator shall issue a written decision that will provide for any and all damages otherwise available in a court of law. Judgment on the award rendered by arbitrator may be entered in any court having jurisdiction.

There shall be one arbitrator selected by the parties. The Company shall pay all fees and costs associated with the arbitration, including the attorney’s fees and costs of Executive should the arbitrator conclude that the Company breached the Agreement in any respect, or Executive is awarded any money, benefits or damages as a result of the arbitration.

This Agreement does not create, and shall not be construed as creating any rights enforceable by any person not a party to this Agreement, other than as provided in Paragraph 13, assignment of rights.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

BRANDED MEDIA CORPORATION, INC.

By:__________________________________

Donald C Taylor, President

Dated:________________________________

EXECUTIVE

_____________________________________

Gary D. Kucher

Dated:________________________________